Exhibit 10.9

Boele de Bie

Enschede, January 18, 2018

Subject: side letter in addition to the employment contract

Dear Boele,

Welcome at Xsens! It is our pleasure to offer you this employment contract.

Next to the conditions stated in your employment contract, we agreed to the following:

Bonus schedule

The Director shall receive an On Target Earnings (OTE) bonus of 30% of the gross salary based on

1)

a)	35% is meeting the 2018 revenue target of 16.955 million USD

b)	35% is on 2018 EBIT of 2.896 million HSD

c)	30% non-financial goals as determined by Xsens Holding Board

2)	The employee will have a commuting allowance of 720 km per week at 0.35 cent net per kilometer based on actual traveling

I would like to receive a signed copy of your employment agreement and this agreement in return.

Kind regards,

/s/ Ben Lee	/s/ Boele de Bie
Mr. Ben Lee CEO mCube Hong Kong Limited Also in capacity of non-executive director Xsens Holding B.V.	Mr. Boele de Bie GM Xsens Holding BV

Attachment:

–	employment contract
–	bonus schedule